Exhibit 99.1

PRESS RELEASE	Source: Blue Holdings, Inc.

Blue Holdings, Inc. Signs Letter of Intent to License Antik Denim,Taverniti
So Jeans & Yanuk throughout Europe & Other Key Territories

Monday April 3, 12:00 pm ET

COMMERCE, Calif. — (BUSINESS WIRE) — April 3, 2006 — Blue Holdings, Inc. (OTCBB:BLHL-News):

•	Blue Holdings, Inc. Partners with Global Fashion Group, SA
•	Covers Europe, as well as Israel, Russia and Many Other Territories
•	Covers Three Principal Blue Holdings Brands

Blue Holdings, Inc. (OTCBB:BLHL — News), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced that it has signed a letter of intent with Global Fashion Group, SA. Under the terms of the letter of intent, a new joint venture company (“Newco”) will have the right to produce, manufacture and distribute apparel and accessories for Blue Holdings’ three principal brands throughout Europe and other territories. The deal will have a two-year term renewable for another 3 years if the licensee achieves established minimum net sales levels.

Based in France, Global Fashion Group was formed earlier this year by two proven and successful entrepreneurs, Frederic Chevalier and Christophe Bosc, to manufacture and distribute high-end apparel products throughout Europe and other territories.

Under the terms of the letter, Newco will pay Blue Holdings a fifteen percent royalty on all net sales of licensed products. In addition, Newco will be structured as a 50/50 joint venture between Blue Holdings and Global Fashion Group. Blue Holdings will license its three brands Antik Denim, Taverniti So & Yanuk to the joint venture. Blue Holdings will have decision making authority in the design, development, manufacturing and distribution of the brands and products.

The letter of intent provides for an upfront license fee of EUR 200,000 and minimum payments of EUR 13.4 million through 2010 assuming the proposed license agreement is renewed at the end of 2007. Other key terms include Newco having a right of first refusal on future brands developed by Blue Holdings. In addition, Global Fashion Group will be subject to a non-compete preventing it from engaging in competitive activities with similar products unless consented to by Blue Holdings. Blue Holdings also has an option at the end of 2007 to purchase Global Fashion’s interest in Newco at a mutually agreed upon value.

Commenting on the letter of intent, Paul Guez, Chairman, Chief Executive Officer and President of Blue Holdings, Inc., said, “This partnership is a tremendous step forward for Blue Holdings. I have personally known Frederic Chevalier and Christophe Bosc for nearly 20 years and been tremendously impressed by their talent, fashion sense and business acumen. After training with Jimmy Taverniti in the denim business, Christophe worked in brand development at Chipie and ultimately became the head of Marlboro Classics for the Marzotto Group. From there he became France’s General Manager for Valentino Couture before founding Global Fashion Group with Frederic. Frederic’s background is equally impressive from founding High Co., a marketing consulting firm, at age 26 and ultimately listing it on the Paris Bourse.”

Mr. Guez continued, “For many years I have wanted to find a way to partner with Christophe and Frederic and this new company will allow us to do so. I am confident that the combination of their leadership and the talented and focused employees at both our companies will allow us to meet our goals. I look forward to a long and fruitful partnership.”

Frederic Chevalier and Christophe Bosc, of Global Fashion Group added, “We are extremely gratified to help develop and expand the Blue Holdings brand portfolio. We have known Paul and his team for many years and have always wanted to work together. The European Market as well as the other territories will benefit from these great brands. We look forward to building on Antik, Taverniti and Yanuk’s success as we help to further grow these premium brands.”

About Blue Holdings Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories with a western flair under the “Antik Denim,” “Yanuk,” “Taverniti So Jeans,” and “U” brands, both in the United States and internationally. Blue Holdings currently sells men’s and women’s styles and is in the process of launching a children’s line. Antik Denim, Yanuk, Taverniti So, and U jeans are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings’ concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements included in this release include statements related to future minimum payments under the proposed license agreement which assume the extension of the license through 2010. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Blue Holdings, Inc.
Patrick Chow, 323-725-5555
patrick.chow@blueholdings.com

or

Integrated Corporate Relations
Andrew Greenebaum or Patricia Dolmatsky, 310-395-2215
agreenebaum@icrinc.comp
dolmatsky@icrinc.com

Source: Blue Holdings, Inc.